EX-2
                     AGREEMENT AND PLAN OF MERGER

                      AGREEMENT AND PLAN OF MERGER
                             BY AND BETWEEN
                    W-J INTERNATIONAL, LTD. (NEVADA)
                                AND
                    W-J INTERNATIONAL, LTD. (DELAWARE)

     This Agreement and Plan of Merger ("Agreement") between W-J International, Ltd. ("W-J International Nevada" or "Surviving Corporation") and W-J International, Ltd. ("W-J International Delaware"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 1st day of December, 2001 in Paynesville, Minnesota, and will have an effective date, if approved as set forth in Article I, Section 1 hereafter, of the filing of the Certificate and Articles of Merger, in the State of Nevada and the State of Delaware, respectively ("Effective Date").

     WHEREAS, W-J International Nevada is a corporation organized and existing under the laws of the State of Nevada, having been incorporated on December 20, 2001, with its principal business office to be located at 23 Washburn Ave., Paynesville, MN 56362;

     WHEREAS, the authorized capital stock of W-J International Nevada is Five Hundred Million (500,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, none of which have been issued;

     WHEREAS, Nevada Revised Statutes 92A.190 confers upon W-J
International Nevada the power to merge with a foreign corporation, and Nevada Revised Statutes 92A.250 confers upon W-J International Nevada the right to issue its own shares in exchange for shares of any corporation to be merged into W-J International Nevada;

     WHEREAS, W-J International Delaware is a corporation organized and existing under the laws of the State of Delaware, having been originally incorporated as DOS, Inc. on February 12, 1987;

     WHEREAS, the authorized capital stock of W-J International Delaware consists of Twenty Million (20,000,000) shares of common stock, par value of $0.01 per share, of which Twelve Million, Two Hundred and Fourteen, Six Hundred and Thirty Two (12,214,632) shares are presently issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, par value of .01 per share, of which no shares are presently issued and outstanding. Section 252 of the Delaware Statutes provides that a foreign corporation and a domestic corporation may be merged and the foreign corporation can be the surviving entity.

     WHEREAS, the respective boards of directors of W-J International Nevada and W-J International Delaware deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and merge pursuant to the terms and conditions contained herein and for the sole purpose of redomiciling the corporation into the State of Nevada; and

     WHEREAS, in order to consummate this merger and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, W-J International Group Nevada and W-J International Delaware approve and adopt this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, W-J International Nevada and W-J International Delaware shall be, and they are, as of the merger date (as defined in Article I, Section 2 hereafter) merged into a single surviving corporation, which shall be and is W-J International Nevada, one of the Constituent Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by the laws of that state, all on the terms and conditions set forth as follows:

                                   ARTICLE I

                                     MERGER

1.  Shareholder Approval.

     Within thirty (30) days from the date of this Agreement, or such longer period as the parties hereto shall agree upon in writing, this Agreement shall be submitted for approval and adoption, pursuant to and in accordance with the applicable provisions of the laws of the State of Nevada and the State of Delaware, to the holders of common stock of W-J International Nevada and to the holders of common shares of W-J International Delaware at duly held shareholders' meetings or
by unanimous written consent.   This Agreement shall be approved and
adopted upon receiving the affirmative vote of the holders of a majority of the common stock of W-J International Nevada outstanding on the record date established for determining the holders of W-J International Nevada common stock entitled to vote at such W-J International Nevada shareholders' meeting, and the affirmative vote of a majority of the common shares of W-J International Delaware outstanding on the record date established for determining the holders of common shares entitled to vote at such W-J International Delaware shareholders' meeting. If this Agreement shall be so approved and adopted, W-J International Nevada and W-J International Delaware shall immediately proceed to effectuate the merger of W-J International Delaware into W-J International Nevada. If this Agreement shall not be so approved and adopted, it shall, without any further action by the parties, other than certification to the other Constituent Corporation of the results of the vote by the Secretary or Clerk, as the case may be, of the Constituent Corporation the shareholders of which shall not have approved or adopted this Plan, be cancelled without liability from either party to the other.

2.  Filings After Shareholder Approval.

     Under Section 252 of the Delaware Statutes, W-J International Delaware will cease to exist and W-J International Nevada will possess all the powers and property formerly possessed by W-J International Delaware upon approval of this Agreement by its shareholders, and the filing with the Delaware Secretary of State the following (A) an agreement that W-J International, Inc. may be served with process in Delaware, in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceedings pursuant to section 262 of the Delaware Statutes, and shall irrevocably appoint the Secretary of State as its agent to accept service of process in any such suit or other proceedings and shall specify the address to which a copy of such process shall be mailed by the Secretary of State. Under Section 251 of the Delaware Statutes, the effective date of the merger is the date on which the merger becomes effective in the State of Nevada.

     As soon as practicable after the approval of the merger by the shareholders of W-J International Nevada has been obtained and all other conditions to the obligations of the parties to this agreement to the effect the merger shall have been satisfied or waived, W-J International Nevada shall file with the Nevada Secretary of State a duly executed Articles of Merger, as required by Nevada Revised Statutes 92A.200, and take such other and future actions as may be required by Nevada law to make the merger effective. The merger of W-J International Delaware into W-J International Nevada shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State ("Merger Date").

3.  Effect of Merger.

     W-J International Nevada shall succeed to, without other transfer, and shall possess and enjoy all rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties of each of two Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of corporations, and all property, real, personal and mixed, and all debts to either of Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually property of the Surviving Corporation as they were of Constituent Corporations, provided, that all rights of creditors and all liens on any property of each of Constituent Corporations shall be preserved unimpaired, limited to property affected by the liens at time of merger, and all debts, liabilities and duties of Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest, or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property acquired or to be acquired by reason of or as a result of merger provided for by this agreement, proper officers and directors of each of Constituent Corporations shall execute and deliver all proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to property in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

                                 ARTICLE II

                  NAME AND CONTINUED CORPORATE EXISTENCE
                         OF SURVIVING CORPORATION

     The corporate name of W-J International Nevada, the Constituent Corporation whose corporate existence is to survive this merger and continue thereafter as the Surviving Corporation, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of W-J International Delaware shall be wholly merged into W-J International Nevada. Accordingly, on the Merger Date the separate existence of W-J International Delaware, except insofar as continued by statute, shall cease.

                                 ARTICLE III

                                 GOVERNING LAW
                          CERTIFICATE OF INCORPORATION

     As stated, the laws of State of Nevada shall govern the Surviving Corporation. From and after the Merger Date, the Articles of Incorporation of W-J International Nevada attached as Appendix A (which Appendix A represents the certificate of incorporation of W-J International Nevada filed in the office of the Secretary of State of the State of Nevada on April 12, 2002) shall be and become the certificate of incorporation of the Surviving Corporation. In addition to the powers conferred upon it by law, the Surviving Corporation shall have the powers set forth in Appendix A and be governed by those provisions. From and after the Merger Date, and until further amended as provided by law, Appendix A may be certified, separate and apart from this agreement, as the certificate of incorporation of the Surviving Corporation.

                                   ARTICLE IV

                       BYLAWS OF SURVIVING CORPORATION

     From and after the Merger Date the present bylaws of W-J International Nevada shall be and become the bylaws of the Surviving Corporation until they shall be altered, amended or repealed, or until new bylaws shall be adopted, in accordance with the provisions of law, the bylaws and the certificate of incorporation of the Surviving Corporation.

                                    ARTICLE V

                              DIRECTORS AND OFFICERS

1.  Directors.

     The number of directors of the Surviving Corporation, who shall hold office until their successors have been duly elected and shall have qualified, or as otherwise provided in the certificate of incorporation of W-J International Nevada or its bylaws, shall be three (4) until changed by action of the Board of Directors of the Surviving Corporation pursuant to its bylaws; and the respective names of the first directors of the Surviving Corporation are as follows:

Edward H. Webb
Kathy V. Webb

If, on or after the Merger Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving Corporation, or in any of the offices, the vacancy shall be filled in the manner provided in the certificate of incorporation of W-J International Nevada or in its bylaws.

2.  Annual Meeting.

     The first annual meeting of the shareholders of the Surviving Corporation after the Merger Date shall be the annual meeting provided by the bylaws of W-J International Nevada for the year 2001.

3.  Officers.

     The first officers of the Surviving Corporation, who shall hold office until their successors have been elected or appointed and shall have qualified, or as otherwise provided in its bylaws, are as follows:

Edward H. Webb, President
Kathy V. Webb, Secretary
Kathy V. Webb, Treasurer

                                    ARTICLE VI

                     CAPITAL STOCK OF SURVIVING CORPORATION

     The capitalization of the Surviving Corporation upon the Merger Date shall be as set forth in the certificate of incorporation of W-J International Nevada.

                                    ARTICLE VII

                           CONVERSION OF SHARES ON MERGER

     Each of the shares of common stock, par value of One Tenth Cent ($0.001) per share, of W-J International Delaware outstanding on the Merger Date ("W-J International Delaware Stock"), and all rights shall upon the Merger Date be converted into one share of common stock, par value One Tenth of One Cent ($0.001) per share of W-J International Nevada ("W-J International Nevada Stock"). At any time and from time to time after the Merger Date, each holder of an outstanding certificate or certificates representing shares of W-J International Delaware Stock shall be entitled, upon the surrender of the certificate or certificates at the office of an transfer agent of W-J International Nevada to be designated by the Board of Directors of W-J International Nevada to receive in exchange a certificate or certificates representing the number of shares of W-J International Nevada Stock into which the shares of W-J International Delaware Stock represented by the certificate or certificates surrendered shall have been converted. No dividend shall be paid by W-J International Nevada to the holders of outstanding certificates expressed to represent shares of W-J International Delaware Stock, but, upon surrender and exchange as provided, there shall be paid to the record holder of the certificate or certificates for W-J International Nevada Stock issued in exchange therefor an amount with respect to each such share of W-J International Nevada Stock equal to all dividends which shall have been paid or become payable to holders of record of W-J International Nevada Stock between the Merger Date and the date of exchange.

                                ARTICLE VIII

                           ASSETS AND LIABILITIES

     On the Merger Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property and every other interest shall be as effectually the property of the Surviving Corporation as it was of the respective Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if the debts, liabilities, obligations and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be submitted in place of either of the Constituent Corporations. The parties respectively agree that from time to time, when requested by the Surviving Corporation or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                                ARTICLE IX

            CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

     Prior to the Merger Date W-J International Delaware shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, W-J International Delaware shall not, except as otherwise consented to in writing by W-J International Nevada or as otherwise provided in this agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Merger Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                                  ARTICLE X

                WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of W-J International Delaware.

     W-J International Delaware covenants, represents and warrants to W-J International Nevada that:

a. It is on the date of this Agreement, and will be on the Merger Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Delaware
(b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and (c) it is fully qualified to do business in the State of Delaware;

b. All federal, state and local tax returns required to be filed by it on or before the Merger Date will have been filed, and all taxes shown to be required to be paid on or before the Merger Date will have been paid;

c. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Merger Date and will follow its past practices in connection with the extension of any credit prior to the Merger Date;

d. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Merger Date;

e. All leases now held by it are now and will be on the Merger Date in good standing and not voidable or void by reason of any default whatsoever;

f. During the period between December 1, 2001, and the date of this Agreement, except as disclosed in writing to W-J International Nevada, it has not taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in Article IX or this Article X of this Agreement not to take or to permit to exist during the period between the date of this agreement and the Merger Date;

g. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised W-J International Nevada in writing; and

h. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

i. W-J International Delaware, in addition to other action which is has covenanted, represented, and warranted to W-J International Nevada that it shall take, shall also:

(1) Use its best efforts to preserve its business organization intact, to keep available to W-J International Nevada the present officers and employees of W-J International Delaware, and to preserve for W-J International Nevada the relationships of W-J International Delaware with suppliers and customers and others having business relations with W-J International Delaware; and

(2) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases which W-J International Nevada has approved in writing.

2.  Representations and Warranties of W-J International Nevada.

     W-J International Nevada covenants, represents and warrants to W-J International Delaware that:

a. W-J International Nevada is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now being conducted; and

b. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                                   ARTICLE XI

                              CONSUMMATION OF MERGER

     If the merger contemplated is completed, all expenses incurred in consummating the plan of merger shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by W-J International Nevada. If the merger is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

     Notwithstanding shareholder authorization and at any time prior to the filing, the filing and recording of this agreement may be deferred from time to time by mutual consent of the respective boards of directors of each of the Constituent Corporations, and, to the extent provided in (a), (b), (c) and (d) below, the merger may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the Constituent Corporations;

2. At the election of the Board of Directors of W-J International Nevada, if (a) demands by shareholders for appraisal of their shares of W-J International Delaware Stock have been received from the holders of twenty-five percent (25%) or more of the outstanding shares, or (b) in the judgment of the Board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either Constituent Corporation to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the merger impracticable, undesirable or not in the best interests of its shareholders;

3. By the Board of Directors of W-J International Nevada if there shall not have been submitted to W-J International Nevada the opinion of counsel for W-J International Delaware, in form and substance satisfactory to W-J International Nevada, to the effect that (1) W-J International Delaware is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, W-J International Delaware in accordance with its terms, and (3) all the properties, estate, rights, privileges, powers and franchises of W-J International Delaware and all debts due to W-J International Delaware shall be transferred to and vested in W-J International Nevada, as the Surviving Corporation, without further act or deed, subject only to any legal requirements for recording or filing any instruments of conveyance, assignment or transfer, the giving of notice of any such conveyance, assignment or transfer, consents of third parties and governmental authorities to assignment of any contract or lease, and other specified exceptions acceptable to W-J International Nevada;

4. At the election of the Board of Directors of W-J International Delaware if there shall not have been submitted to W-J International Delaware the opinion of counsel for W-J International Nevada, in form and substance satisfactory to W-J International Delaware, to the effect that (1) W-J International Nevada is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, W-J International Nevada in accordance with its terms, (3) when Articles of Merger shall have been filed as provided in this Agreement, the merger will become effective and all liabilities and obligations of W-J International Delaware will become the liabilities and obligations of W-J International Nevada, as the surviving corporation, fully and without any further action by either Constituent Corporation, (4) the W-J International Delaware Stock will be converted into W-J International Nevada Stock, (5) the W-J International Nevada Stock into which the W-J International Delaware Stock will be converted as provided herein will be legally and validly authorized, exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by Section 3(a)(10) thereof, exempt from the registration requirements of Nevada Revised Statutes 90.460, as amended, provided by Nevada Revised Statutes 90.530(11), and may be issued without a restrictive legend pursuant to Rule 145(a)(2) under the Act if the shares of W-J International Delaware are otherwise unrestricted, and (6) when issued will be validly issued, fully paid and nonassessable stock of the surviving corporation;

5.  At the election of the Board of Directors of either Constituent
Corporation if:

a. The warranties and representations of the other Constituent Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other Constituent Corporation shall not have been performed or satisfied in all material respects;

b. This agreement shall not have been approved by the requisite votes of shareholders of the Constituent Corporations on or before December 1, 2001;

c. Prior to the merger (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the merger contemplated hereby, or (2) there shall have been presented to W-J International Delaware or W-J International Nevada or any director or officer of either of them any process, demand or request which, in the opinion of counsel for either Constituent Corporation, offers reasonable ground to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the merger, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the Constituent Corporations, their shareholders, employees and customers;

d. If the Merger Date shall not have occurred by December 31, 2002, then, at the option of the Board of Directors of either Constituent Corporation, it may be deferred to a date on or after June 30, 2003. If the Merger Date shall not have occurred by June 30, 2003, then, at the option of the Board of Directors of either Constituent Corporation the merger may be abandoned. In the event of the abandonment of the merger pursuant to the foregoing provisions, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors or officers in respect of this merger except the obligation of each Constituent Corporation to pay its own expenses as provided in this Article XI.

                                ARTICLE XII

                                RESIDENT AGENT

     The respective names of the county and the city within the county in which the principal office of the surviving corporation is to be located in the State of Nevada, the street and number of this office, the name of the registered agent will, as of the Merger Date, be as set forth in Article Second of the Articles of Incorporation of the Surviving Corporation.

                                 ARTICLE XIII

                   RIGHT TO AMEND ARTICLES OF INCORPORATION

     The Surviving Corporation reserves the right to amend, alter, change or repeal its Articles of Incorporation in the manner now or later prescribed by statute or otherwise authorized by law; and all rights and powers conferred in the certificate of incorporation on shareholders, directors or officers of W-J International Nevada, or any other person, are subject to this reserved power.

                                    ARTICLE XIV

                                    MISCELLANEOUS

1.  Access to Books and Records.

     To enable W-J International Nevada to coordinate the activities of W-J International Delaware into those of W-J International Nevada on and after the Merger Date, W-J International Delaware shall, before the Merger Date, afford to the officers and authorized representatives of W-J International Nevada free and full access to the plants, properties, books and records of W-J International Delaware, and the officers of W-J International Delaware will furnish W-J International Nevada with financial and operating data and other information as to the business and properties of W-J International Delaware as W-J International Nevada shall from time to time reasonably request. W-J International Nevada shall, before the Merger Date, afford to the officers and authorized representatives of W-J International Delaware such access, and W-J International Nevada's officers will furnish such data and information to W-J International Delaware, as may be reasonably required by W-J International Delaware for the preparation of its proxy statement in connection with the meeting of shareholders to be called pursuant to section 1 of Article I of this Agreement. W-J International Nevada and W-J International Delaware agree that, unless and until the merger contemplated by this Agreement has been consummated, W-J International Nevada and W-J International Delaware and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, W-J International Nevada and W-J International Delaware will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To W-J International Nevada:

Edward H. Webb, President
23 Washburn Ave.
Paynesville, MN  56362

To W-J International Delaware

Edward H. Webb, President
23 Washburn Ave.
Paynesville, MN  56362

12.  Governing Law.

     This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

13.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Termination of Agreement.

     This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

15.  Survival of Provisions.

     The representations and warranties contained in Article X of this agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX or X of this agreement, shall expire with, and be terminated and extinguished by, the merger under this agreement on the Merger Date.

16.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                            W-J INTERNATIONAL NEVADA:


                                            By: /s/  Edward H. Webb
                                            Edward H. Webb, President


                                            W-J INTERNATIONAL DELAWARE:


                                            By: /s/  Edward H. Webb
                                            Edward H. Webb, President